THE MANUFACTURERS LIFE INSURANCE                               [MANULIFE LOGO]
COMPANY OF NEW YORK                                          MANULIFE FINANCIAL
--------------------------------------------------------------------------------

                                  HOME OFFICE/
                             ANNUITY SERVICE OFFICE:
                             Corporate Center at Rye
                            555 Theodore Fremd Avenue
                                 Rye, N.Y. 10580

                  THIS IS A LEGAL CONTRACT - READ IT CAREFULLY.

  WE AGREE to pay the benefits of this Contract in accordance with its terms.

           THIS CONTRACT is issued in consideration of the Payments.


                             TEN DAY RIGHT TO REVIEW

The Contract Owner may cancel the Contract by returning it to our Annuity Service Office or agent at any time within 10 days after receipt of the Contract. Within 7 days of receipt of the Contract by us, we will pay the Contract Value, computed at the end of the Valuation Period during which the Contract is received by us, to the Contract Owner.

When the Contract is issued as an individual retirement annuity, during the first 7 days of this 10 day period, we will return the greater of the value of
(i) the Contract Value on the date of surrender, or (ii) all Payments.

The smallest annual rate of investment return which is required to be earned on the assets of the separate account so that the dollar amount of variable annuity payments will not decrease is 4.72%. Explicit annual charges against the assets of the separate account are as follows:

Asset Fee Charge: Not greater than 1.65%

         SIGNED FOR THE COMPANY at its Executive Office, Rye, New York,
                              on the Contract Date.

                                     NOTICE:
                DETAILS OF VARIABLE ACCOUNT PROVISIONS ON PAGE 7
                  DETAILS OF FIXED ACCOUNT PROVISIONS ON PAGE 8


/s/ A. Scott Logan                                 /s/ Tracy A. Kane
----------------------------                       ---------------------------
A. Scott Logan                                     Tracy A. Kane
President                                          Secretary


         Single Payment Deferred Combination Fixed and Variable Annuity
                                Non-Participating


ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AS APPLICABLE, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.


VISION.002

INTRODUCTION

This is a single payment deferred variable annuity. This annuity provides that the Contract Value will accumulate on either a fixed or variable basis or a combination of both. After the Maturity Date, annuity payments may be either fixed or variable, or a combination of fixed and variable.

The Contract Value will vary with the investment performance of the Variable Account. The fixed portion of the Contract will accumulate based on interest rates guaranteed by the Company for the period selected.

If you select annuity payments on a variable basis, the payment amount will vary with the investment performance of the Variable Account.

You must allocate your Payment among one or more Investment Options. The Investment Options are identified on the Contract Specifications Page.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Contract Specifications Page                                               Page

PART  1 - DEFINITIONS .....................................................   1

PART  2 - GENERAL PROVISIONS ..............................................   2

PART  3 - OWNERSHIP .......................................................   4

PART  4 - BENEFITS ........................................................   5

PART  5 - PAYMENTS ........................................................   7

PART  6 - VARIABLE ACCOUNT PROVISIONS .....................................   7

PART  7 - FIXED ACCOUNT PROVISIONS ........................................   8

PART  8 - ANNUITY PROVISIONS ..............................................   9

PART  9 - TRANSFERS .......................................................  10

PART 10 - WITHDRAWAL PROVISIONS ...........................................  11

PART 11 - FEES AND DEDUCTIONS .............................................  12

PART 12 - LOAN PROVISION ..................................................  12

PART 13 - PAYMENT OF CONTRACT BENEFITS ....................................  12


VISION.002

PART 1                  DEFINITIONS
--------------------------------------------------------------------------------


WE AND YOU              "We", "us", and "our" means The Manufacturers Life
                        Insurance Company of New York. "You" or "your" means the
                        Owner of this Contract.

ACCUMULATION UNIT       A unit of measure that is used to calculate the value of
                        the variable portion of your Contract before the Maturity Date.

ANNUITANT               Any individual person or persons whose life is used to
                        determine the duration of annuity payments involving life contingencies. The Annuitant is as designated on the Contract Specification Page and application, unless changed.

ANNUITY OPTION          The method selected by you for annuity payments made by
                        us.

ANNUITY SERVICE OFFICE  Corporate Center at Rye, 555 Theodore Fremd Avenue, Rye,
                        New York 10580.

ANNUITY UNIT            A unit of measure that is used after the Maturity Date
                        to calculate Variable Annuity payments.

BENEFICIARY             The person, persons, or entity to whom certain benefits
                        are payable following the death of an Owner, or in certain circumstances, an Annuitant.

CONTINGENT BENEFICIARY  The person, persons or entity who becomes the
                        Beneficiary if the Beneficiary is not alive.

CONTRACT ANNIVERSARY    The anniversary of the Contract Date.

CONTRACT DATE           The date of issue of the Contract as specified on the
                        Contract Specifications Page.

CONTRACT VALUE          The total of the Investment Account Values and, if
                        applicable, any amount in the Loan Account attributable to the Contract.

CONTRACT YEAR           The period of twelve consecutive months beginning on the
                        Contract Date or any anniversary thereafter.

DEBT Any amounts in the Loan Account attributable to the Contract plus any accrued loan interest. The loan provision is applicable to certain Qualified Contracts only.

DESIGNATED BENEFICIARY  For purposes of section 72(s) of the Internal Revenue
                        Code of 1986, the "designated beneficiary" under the contract shall be the individual who is entitled to receive the amounts payable on death, or if any Owner is not an individual, on any change in (or death of) the Annuitant or Co-Annuitant.

FIXED ANNUITY           An Annuity Option with payments which are predetermined
                        and guaranteed as to dollar amount.

GENERAL ACCOUNT         All the assets of The Manufacturers Life Insurance
                        Company of New York other than assets in separate accounts.

INTERNAL REVENUE CODE   The Internal Revenue Code of 1986, as amended from time
(IRC)                   to time, and any successor statute of similar purposes.

INVESTMENT ACCOUNT      An account established by us which represents your
                        interest in an Investment Option prior to the Maturity
                        Date.

INVESTMENT ACCOUNT      The value of your investment in an Investment Account.
VALUE

INVESTMENT OPTIONS      The Investment Options made available under this
                        Contract are the Sub-Accounts of the Variable Account and the fixed interest rate options as shown on the Contract Specifications Page and application.

VISION.002

LOAN ACCOUNT            The portion of the General Account that is used for
                        collateral when a loan is taken.

MATURITY DATE           The date on which annuity benefits commence. It is the
                        date specified on the Contract Specifications Page, unless changed.

NET PAYMENT             The Payment less the amount of premium tax, if any,
                        deducted from the Payment.

NON-QUALIFIED CONTRACTS Contracts which are not issued under Qualified Plans.

OWNER OR CONTRACT OWNER The person, persons or entity entitled to the ownership rights under this Contract. The Owner is as designated on the Contract Specifications Page and application, unless changed.

PORTFOLIO OR TRUST      A separate portfolio of Manufacturers Investment Trust,
PORTFOLIO               a mutual fund in which the Variable Account invests, or
                        any successor mutual fund.

PAYMENT An amount paid to us by you as consideration for the benefits provided by the Contract.

QUALIFIED CONTRACTS     Contracts issued under Qualified Plans.

QUALIFIED PLANS         Retirement plans which receive favorable tax treatment
                        under section 401, 403, 408 or 457, of the Internal
                        Revenue Code of 1986, as amended.

SEPARATE ACCOUNT        A segregated account of The Manufacturers Life Insurance
                        Company of New York that is not commingled with our general assets and obligations.

SUB-ACCOUNT(S)          One or more of the Sub-Accounts of the Variable Account.
                        Each Sub-Account is invested in shares of a different
                        Trust Portfolio.

SUCCESSOR OWNER         The person, persons, or entity to become the Owner if
                        the Owner dies prior to the Maturity Date. The Successor
                        Owner is as specified in the Application, unless changed. If no Successor Owner is designated, or the Successor Owner dies before the Owner, the Owner's estate is the Successor Owner (see also "Beneficiary").

VALUATION DATE          Any date on which the New York Stock Exchange is open
                        for business and the net asset value of a Trust
                        Portfolio is determined.

VALUATION PERIOD        Any period from one Valuation Date to the next, measured
                        from the time on each such date that the net asset value of each Portfolio is determined.

VARIABLE ACCOUNT        The Manufacturers Life Insurance Company of New York
                        Separate Account A, which is a separate account of The
                        Manufacturers Life Insurance Company of New York.

VARIABLE ANNUITY        An Annuity Option with payments which: (1) are not
                        predetermined or guaranteed as to dollar amount, and (2) vary in relation to the investment experience of one or more specified Sub-Accounts.



PART 2                  GENERAL PROVISIONS
--------------------------------------------------------------------------------



ENTIRE CONTRACT         The entire contract consists of this Contract, any
                        Contract endorsements, and a copy of the application.
                        Only our President, Vice-President or Secretary may agree to change or waive any provisions of the Contract.
                        The change or waiver must be in writing.

                        We will not change or modify this Contract without your consent.

VISION.002

                        The benefits and values available under this Contract are not less than the minimum required by any statute of the state in which the Contract is delivered. We have filed a detailed statement of the method used to calculate the benefits and values with the Department of Insurance in the state in which the Contract is issued, if required by law.

BENEFICIARY             The Beneficiary is as designated in the Contract
                        Specifications Page and application, unless changed.
                        However, if there is a surviving Owner, that person will be treated as the Beneficiary. If no such Beneficiary is living, the Beneficiary is the "Contingent Beneficiary".
                        If no Beneficiary or Contingent Beneficiary is living, the Beneficiary is the estate of the deceased Owner.

CHANGE OF MATURITY DATE Prior to the Maturity Date, you may change the Maturity
                        Date by written request at least one month before both the previously specified Maturity Date and the new Maturity Date. After the election, the new Maturity Date will become the Maturity Date. The maximum Maturity Date will be the later of the first of the month following the Annuitant's eighty-fifth birthday or 10 years from the Contract Date. Any extension of the maximum Maturity Date will be allowed only with our prior approval. In no event will the Maturity Date exceed age 90.

ASSIGNMENT              You may assign this Contract at any time prior to the
                        Maturity Date. No assignment will be binding on us unless it is written in a form acceptable to us and received at our Annuity Service Office. We will not be liable for any payments made or actions we take before the assignment is accepted by us. An absolute assignment will revoke the interest of any revocable Beneficiary.
                        We will not be responsible for the validity of any assignment.

CLAIMS OF CREDITORS     To the extent permitted by law, no benefits payable
                        under this Contract will be subject to the claims of your, the Beneficiary's or the Annuitant's creditors.

MISSTATEMENT AND PROOF We may require proof of age, sex or survival of any OF AGE, SEX OR SURVIVAL person upon whose age, sex or survival any payments depend. If the age or sex of the Annuitant has been misstated, the benefits will be those which the Payments would have provided for the correct age and sex. If we have made incorrect annuity payments, the amount of any underpayment, adjusted with interest at 3% per annum, will be paid immediately. The amount of any overpayment will be deducted from future annuity payments.

ADDITION, DELETION OR   We reserve the right, subject to compliance with
SUBSTITUTION OF         applicable law, to make additions to, deletions from, or
INVESTMENT              substitutions for the Portfolio shares that are held by
OPTIONS                 the Variable Account or that the Variable Account may
                        purchase. We reserve the right to eliminate the shares of any of the eligible Portfolios and to substitute shares of another Portfolio of the Trust, or of another open-end registered investment company, if the shares of any eligible Portfolio are no longer available for investment, or if in our judgment further investment in any eligible Portfolio should become inappropriate in view of the purposes of the Variable Account. We will not substitute any shares attributable to your interest in a Sub- Account without notice to you and prior approval of the Securities and Exchange Commission to the extent required by the Investment Company Act of 1940. Nothing contained herein shall prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between shares of another open-end investment company.

VISION.002

                        We reserve the right, subject to compliance with applicable law, to establish additional Sub-Accounts which would invest in shares of a new Portfolio of the Trust or in shares of another open-end investment company. We also reserve the right, subject to compliance with applicable law, to eliminate existing Sub-Accounts, to combine Sub-Accounts or to transfer assets in a Sub-Account to another Separate Account established by us or an affiliated company. In the event of any such substitutions or changes, we may, by appropriate endorsement, make such changes in this and other Contracts as may be necessary or appropriate to reflect such substitutions or changes. If deemed by us to be in the best interests of persons having voting rights under the Contracts, the Variable Account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

NON-PARTICIPATING       Your Contract is non-participating and will not share in
                        our profits or surplus earnings. We will pay no dividends on your Contract.

REPORTS At least once each year we will send you a report containing information required by the Investment Company Act of 1940 and applicable state law.

INSULATION              The portion of the assets of the Variable Account equal
                        to the reserves and other contract liabilities with respect to such account are not chargeable with liabilities arising out of any other business we may conduct. Moreover, the income, gains and losses, realized or unrealized, from assets allocated to the Variable Account shall be credited to or charged against such account without regard to our other income, gains or losses.

CURRENCY AND PLACE OF   All payments made to or by us shall be made in the
PAYMENTS                lawful currency of the United States of America at the
                        Annuity Service Office or elsewhere if we consent.

NOTICES AND ELECTIONS   To be effective, all notices and elections you make
                        under this Contract must be in writing, signed by you and received by us at our Annuity Service Office. Unless otherwise provided in this Contract, all notices, requests and elections will be effective when received by us, complete with all necessary information and your signature, at our Annuity Service Office.

GOVERNING LAW           This Contract will be governed by the laws of the
                        jurisdiction indicated on the Contract Specifications
                        Page.

SECTION 72(s) The provisions of the Contract shall be interpreted so as to comply with the requirements of Section 72(s) of the Internal Revenue Code.


PART 3                  OWNERSHIP
--------------------------------------------------------------------------------

GENERAL Before the Maturity Date, the Owner of this Contract shall be the person, persons, or entity designated on the Contract Specifications Page and application or the latest change filed with us. On the Maturity Date, the Annuitant becomes the Owner of the Contract. If amounts become payable to the Beneficiary under the Contract, the Beneficiary becomes the Owner of the Contract.

VISION.002

CHANGE OF OWNER,        Subject to the rights of an irrevocable Beneficiary, you
ANNUITANT, BENEFICIARY  may change the Owner, Annuitant, or Beneficiary by written request in a form acceptable to us and which is received at our Annuity Service Office. The Annuitant may not be changed after the Maturity Date. You need not send us the Contract unless we request it. Any change must be approved by us. If approved, any change in Beneficiary will take effect on the date you signed the request. If approved, any change in Owner or Annuitant will take effect on the date we received the request at the Annuity Service Office. We will not be liable for any payments or actions we take before the change is approved.

                        The substitution or addition of any Owner may result in the resetting of the Death Benefit to an amount equal to the Contract Value as of the date of such change. For purposes of subsequent calculations of the Death Benefit, described in Part 4, Benefits, Death Benefit Before Maturity Date, the Contract Value on the date of the change will be treated as a Payment made on that date. In addition, all Payments made and all amounts deducted in connection with Partial Withdrawals prior to the date of the change of Owner will not be considered in the determination of the Death Benefit. This paragraph will not apply if (a) the individual whose death will cause the Death Benefit to be paid is the same after the change of Owner, or (b) if Ownership is transferred to your spouse.

                        If any Annuitant is changed and any Owner is not an individual, the entire interest in the Contract must be distributed to the Owner within five years of the change.

PART 4                  BENEFITS
--------------------------------------------------------------------------------


ANNUITY BENEFITS        We will pay a monthly income to the Annuitant, if
                        living, on the Maturity Date. Payments can be fixed or variable, or a combination of fixed and variable.
                        Annuity benefits will commence on the Maturity Date and continue for the period of time provided for under the Annuity Option selected.

                        We may pay the Contract Value, less Debt, on the Maturity Date in one lump sum if the monthly income is less than $20.

                        On or before the Maturity Date you must select how the Contract Value will be used to provide the monthly income. You may select a Fixed or Variable Annuity. Unless you indicate otherwise, we will provide variable annuity payments in proportion to the Investment Account Value of each Investment Option at the Maturity Date. Annuity Payments will continue for 10 years or the lifetime of the Annuitant, if longer.

                        If a Variable Annuity is used, the amount of the first monthly annuity payment will be obtained from the appropriate option table under the "Payment of Contract Benefits" section. Subsequent monthly annuity payments will vary based on the investment experience of the Sub-Account(s) used to effect the annuity. The method used to calculate the amount of the initial and subsequent payments is described under the "Variable Annuity Payments" Section of Part 7.

                        If a Fixed Annuity is used, the portion of the Contract Value used to effect a Fixed Annuity will be applied to the appropriate table contained in this Contract. If the table in use by us on the Maturity Date is more favorable to you, we will use that table. We guarantee the dollar amount of fixed annuity payments.

DEATH BENEFIT BEFORE    A Death Benefit will be determined as of the date on
MATURITY DATE           which written notice and proof of death and all required
                        claim forms are received at the Company's Annuity
                        Service Office as follows:

VISION.002

              1. If any Owner dies and the oldest Owner had an attained age of less than 81 years on the Contract Date, the Death Benefit will be determined as follows:

                     (a) During the first Contract Year, the Death Benefit will be the greater of:

                            (i)    the Contract Value, or

                            (ii) the sum of all Payments made, less any amount deducted in connection with partial withdrawals.

                     (b) During any subsequent Contract Year, the Death Benefit will be the greater of:

                            (i)    the Contract Value, or

                            (ii) the Death Benefit on the last day of the previous Contract Year, plus any Payments made and less any amounts deducted in connection with partial withdrawals, since then.

                     If any Owner dies on or after their 81st birthday,
                     (b)(ii) is the Death Benefit on the last day of the Contract Year ending just prior to the Owner's 81st birthday, plus any Payments made and less any amounts deducted in connection with partial withdrawals, since then.

              2. If any Owner dies and the oldest Owner had an attained age of 81 or greater on the Contract Date, the Death Benefit will be determined as the greater of:

                     (a)    the Contract Value, or

                     (b)    the excess of (i) over (ii) where:

                            (i)    equals the sum of all Payments.

                            (ii) equals the sum of any amounts deducted in connection with partial withdrawals.

                     If there is any Debt, the Death Benefit equals the amount described above less the Debt under the Contract.

                     DEATH OF ANNUITANT: On the death of the last surviving Annuitant, the Owner becomes the new Annuitant, if the Owner is an individual. If any Owner is not an individual the death of any Annuitant is treated as the death of an Owner and the Death Benefit will be determined by substituting the Annuitant for the Owner as described below.

                     DEATH OF OWNER: We will pay the Death Benefit to the Beneficiary if any Owner dies prior to the Maturity Date. The Death Benefit may be taken in one sum immediately, in which case the Contract will terminate. If the Death Benefit is not taken in one sum immediately, the Contract will continue subject to the following provisions:

                     (a)    The Beneficiary becomes the Contract Owner.

                     (b) The excess, if any, of the Death Benefit over the Contract Value will be allocated to and among the Investment Accounts in proportion to their values as of the date on which the Death Benefit is determined.

                     (c) No additional Payments may be applied to the Contract.

                     (d) If the Beneficiary is not the deceased Owner's spouse, the entire interest in the Contract must be distributed under one of the following options:

VISION.002

                            (i) The entire interest in the Contract must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner's death; or

                            (ii) the entire interest in the Contract must be distributed within 5 years of the Owner's Death.

                            If the Beneficiary dies before the distributions required by (i) or (ii) are complete, the entire remaining Contract Value must be distributed in a lump sum immediately.

                     (e) If the Beneficiary is the deceased Owner's spouse, the Contract will continue with the surviving spouse as the new Owner. The surviving spouse may name a new Beneficiary (and, if no Beneficiary is so named, the surviving spouse's estate will be the Beneficiary). Upon the death of the surviving spouse, a second Death Benefit will be paid and the entire interest in the Contract must be distributed to the new Beneficiary in accordance with the provisions of (d) (i) or (d) (ii) above. For purposes of calculating the Death Benefit payable upon the death of the surviving spouse, the Death Benefit paid upon the first Owner's death will be treated as a Payment to the Contract. In addition, the Death Benefit on the last day of the previous Contract Year (or the last day of the Contract Year just prior to the Owner's 81st birthday, if applicable) shall be set to zero as of the date of the first Owner's death.

                     If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.



PART 5               PAYMENTS
--------------------------------------------------------------------------------


GENERAL All Payments under this Contract are payable at our Annuity Service Office or such other place as we may designate.

                     The minimum initial Payment is $25,000. No initial Payment of $1,000,000 or more will be accepted without our approval.

ALLOCATION OF NET    When we receive the Payment, the Net Payment will be
PAYMENTS             allocated among Investment Options in accordance with the
                     allocation percentages shown on the Contract Specifications
                     Page.



PART 6               VARIABLE ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

INVESTMENT ACCOUNT   We will establish a separate Investment Account for you for each Variable Investment Option to which you allocate amounts. The Investment Account represents the number of your Accumulation Units in an Investment Option.

INVESTMENT ACCOUNT   The Investment Account Value of an Investment Account is
VALUE                determined by (a) times (b) where:

                     (a) equals the number of Accumulation Units credited to the Investment Account, and

                     (b)    equals the value of the appropriate Accumulation
                            Unit.

VISION.002

ACCUMULATION UNITS   We will credit Net Payments to your Investment Accounts in the form of Accumulation Units. The number of Accumulation
                     Units to be credited to each Investment Account of the Contract will be determined by dividing the Net Payment allocated to that Investment Account by the Accumulation
                     Unit value for that Investment Account.

                     Accumulation Units will be adjusted for any transfers and will be canceled on payment of a Death Benefit, withdrawal, maturity or assessment of certain charges based on their value for the Valuation Period in which such transaction occurs.

VALUE OF             The Accumulation Unit value for any Valuation Period is
ACCUMULATION         determined by UNIT multiplying the Accumulation Unit value for the immediately preceding Valuation Period by the "net investment factor" for the Investment Account for the Valuation Period for which the value is being determined.
                     The value of an Accumulation Unit may increase, decrease or remain the same from one Valuation Period to the next.

NET INVESTMENT       The net investment factor for an Investment Account is an
FACTOR               index that measures the investment performance of a
                     Sub-Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result where:

                     (a)    is the net result of:

                            (1) the net asset value per share of a Portfolio share held in the Sub-Account determined as of the end of the current Valuation Period, plus

                            (2) The per share amount of any dividend or capital gain distributions made by the Portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period, and

                     (b) is the net asset value per share of a Portfolio share held in the Sub-Account determined as of the end of the immediately preceding Valuation Period, and

                     (c) is the Asset Fee as defined in Part 11, Fees and Deductions.

                     The net investment factor may be greater or less than or equal to one.



PART 7               FIXED ACCOUNT PROVISIONS
--------------------------------------------------------------------------------

INVESTMENT ACCOUNT   We will establish a separate Investment Account for you
                     each time you allocate amounts to a fixed Investment
                     Option. Amounts invested in these Investment Accounts will earn interest at the guaranteed rate in effect on the date the amounts are allocated for the duration of the guarantee period.

                     We will determine the guaranteed rate from time to time for Net Payments, renewal amounts and amounts transferred to a fixed Investment Option. In no event will the minimum guaranteed rate under a fixed Investment Account be less than 3%.

GUARANTEE PERIODS    The guarantee period will be the duration of the fixed
                     Investment Option measured from the date the amount is allocated to the Investment Account. Amounts cannot be allocated to a fixed Investment Option that would extend the guarantee period beyond the Maturity Date.

VISION.002

RENEWALS The renewal amount is the Investment Account Value at the end of the particular guarantee period. The renewal amount will be automatically renewed in the fixed Investment Option at the end of the guarantee period, unless you specify otherwise. If renewal in the fixed Investment Option would result in the guarantee period for the fixed Investment Account extending beyond the Maturity Date, the renewal amount may not be renewed in the fixed Investment Option.

1-YEAR DOLLAR COST   The 1-Year DCA Investment Option may be elected by the
AVERAGING (DCA)      Owner to make automatic monthly transfers from a 1-Year
                     fixed Investment Account to one or more variable Investment
                     Options. Only initial and subsequent Net Payments may be allocated to the 1-Year DCA Investment Option. Amounts may not be transferred from other Investment Options to the 1-Year DCA Investment Option.

                     The automatic monthly transfer amount, "DCA amount", is determined as follows:

                     (a) In the first 11 months, the DCA amount will be equal to 1/11 of the amount allocated to the 1-Year DCA Investment Option.

                     (b) At the end of the 12th month, the DCA amount will be equal to the remaining balance in the Investment Account.

INVESTMENT ACCOUNT   The amount in the Investment Accounts will accumulate at a
VALUE                rate of interest determined by us and in effect on the date the amount is allocated to the Investment Account. The
                     Investment Account Value is the accumulated value of the amount invested in the Investment Account reduced by any withdrawals, loans, transfers or charges taken from the Investment Account.


PART 8               ANNUITY PROVISIONS
--------------------------------------------------------------------------------

VARIABLE ANNUITY     The amount of the first variable annuity payment is
PAYMENTS             determined by applying the portion of the Contract Value
                     used to effect a Variable Annuity, measured as of a date not more than 10 business days prior to the Maturity Date
                     (minus any applicable premium taxes), to the appropriate tables(s) contained in this Contract. If the table in use by us on the Maturity Date is more favorable to you, we will use that table. Subsequent payments will be based on the investment performance of one or more Sub-Accounts as you select. The amount of such payments is determined by the number of Annuity Units credited for each Sub-Account.
                     Such number is determined by dividing the portion of the first payment allocated to that Sub-Account by the Annuity
                     Unit value for that Sub-Account determined as of the same date that the Contract Value to effect annuity payments was determined. This number of Annuity Units for each Sub-Account is then multiplied by the appropriate Annuity
                     Unit value for each subsequent determination date, which is a uniformly applied date not more than 10 business days before the payment is due.

MORTALITY AND        We guarantee that the dollar amount of each variable
EXPENSE GUARANTEE    annuity payment will not be affected by changes in
                     mortality and expense experience.

ANNUITY UNIT VALUE   The value of an Annuity Unit for each Sub-Account for any
                     Valuation Period is determined as follows:

                     (a) The net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated is multiplied by the value of the Annuity Unit for the preceding Valuation Period; and

VISION.002

                     (b) The result is adjusted to compensate for the interest rate assumed in the tables used to determine the first variable annuity payment.

                     The dollar value of Annuity Units may increase, decrease or remain the same from one Valuation Period to the next.

FIXED ANNUITY        The amount of each fixed annuity payment is determined by
PAYMENTS             applying the portion of the Contract Value used to effect a
                     Fixed Annuity measured as of a date not more than 10 business days prior to the Maturity Date (minus any applicable premium taxes) to the appropriate table contained in this Contract. If the table in use by us on the Maturity Date is more favorable to you, we will use that table. In any case, the amount of the fixed annuity payment will not be less than that provided by the application of the portion of the Contract Value used to effect a Fixed Annuity, measured as of a date not more than 10 business days prior to the Maturity Date (minus any applicable premium taxes), to purchase any single premium immediate annuity that may be offered by us at the time to this class of annuitants.

                     We guarantee the dollar amount of fixed annuity payments.



PART 9               TRANSFERS
--------------------------------------------------------------------------------

TRANSFERS            Before the Maturity Date you may transfer amounts among
                     Investment Accounts of the Contract. There is no transaction charge for transfers. Amounts will be canceled from the Investment Account from which amounts are transferred and credited to the Investment Account to which amounts are transferred. We will effect such transfers so that the Contract Value on the date of transfer will not be affected by the transfer. We reserve the right to limit, upon notice, the maximum number of transfers you may make per Contract Year to one per month or six at any time within a Contract Year. You must transfer at least $300 or, if less, the entire amount in the Investment Account each time you make a transfer. If, after the transfer, the amount remaining in the Investment Account

                     Account from which the transfer is made is less than $100, then we will transfer the entire amount instead of the requested amount.

                     We reserve the right to defer the transfer privilege at any time that we are unable to purchase or redeem shares of the Trust Portfolios. In addition, in accordance with applicable law, the Company reserves the right to modify or terminate the transfer privilege at any time.

                     Amounts may not be transferred from a fixed Investment Account unless those amounts have been in the fixed Investment Account for at least one year.

                     Once variable annuity payments have begun, you may transfer all or part of the investment upon which your variable annuity payments are based from one Sub-Account to another. To do this, we will convert the number of variable Annuity Units you hold in the Sub-Account from which you are transferring to a number of variable Annuity Units of the Sub-Account to which you are transferring so that the amount of a variable annuity payment, if it were made at that time, would not be affected by the transfer. After that, your variable annuity payments will reflect changes in the values of your new variable Annuity Units. You must give us notice at least 30 days before the due date of the first variable annuity payment to which the transfer will apply. We reserve the right to limit, upon notice, the maximum number of transfers you may make, per Contract Year after variable annuity payments have begun, to four.

VISION.002

                     After the Maturity Date, transfers will not be allowed from a fixed to a variable Annuity Option, or from a variable to a fixed Annuity Option.


PART 10              WITHDRAWAL PROVISIONS
--------------------------------------------------------------------------------


CONTRACT VALUE       Your Contract Value is equal to the total of the Investment
                     Account Values and, if applicable, any amount in the Loan
                     Account attributable to the Contract.

PAYMENTS OF          You may withdraw part or all of the Contract Value, less
WITHDRAWALS          any Debt, at any time before the earlier of your death or
                     the Maturity Date by sending us a written request. We will pay all withdrawals within seven days of receipt at the Annuity Service Office subject to postponement in certain circumstances, as specified below.

SUSPENSION OF        We may defer the right of withdrawal, or postpone the date
PAYMENTS             of payment, from the Investment Accounts for any period
                     when: (1) the New York Stock Exchange is closed (other than customary weekend and holiday closings); (2) trading on the New York Stock Exchange is restricted; (3) an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account's net assets; or (4) the Securities and Exchange Commission, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the Securities and Exchange
                     Commission shall govern as to whether the conditions described in (2) and (3) exist.

                     We may defer the right of withdrawal from the fixed Investment Accounts for not more than six months from the day we receive written request and the Contract, if required. If such payments are deferred 10 days or more, the amount deferred will earn interest at a rate not less than 3% per year.

TOTAL WITHDRAWAL     Upon receipt of your request to withdraw all of your
                     Contract Value, we will terminate the Contract and pay you the Contract Value less, any applicable Debt and the Annual
                     Administration Fee. The amount available upon Total
                     Withdrawal will be provided upon the Contract Owner's request.

PARTIAL WITHDRAWAL   If you are withdrawing part of the Contract Value, you
                     should specify the amount that should be withdrawn from each Investment Option of the Contract. If you do not specify, the requested amount will be withdrawn from the Investment Accounts on a pro rata basis.

                     If there are multiple Investment Accounts under a fixed Investment Option, the requested amount from that Investment Option must be withdrawn from those Investment Accounts on a first-in-first-out basis. If you do not specify, the requested amount will be withdrawn in the following order:

                     (a)    Variable Investment Accounts on a pro rata basis,

                     (b) Fixed Investment Option on a first-in-first-out basis.


FREQUENCY AND AMOUNT You may make as many partial withdrawals as you wish. Any
OF PARTIAL           withdrawal from an Investment Account of the Contract must
WITHDRAWAL           be at least $300 or the entire balance of the Investment
                     Account, if less. If after the withdrawal, the amount remaining in the Investment Account is less than $100, then we will consider the withdrawal request to be a request for withdrawal of the entire amount held in the Investment
                     Account. If a partial withdrawal would reduce the Contract
                     Value to less than $300, then we will treat the partial withdrawal request as a total withdrawal of the Contract
                     Value.

VISION.002

PART 11              FEES AND DEDUCTIONS
--------------------------------------------------------------------------------


ASSET FEE            To compensate us for assuming mortality and expense risks, and certain administration expenses, we deduct from each Sub-Account a fee each Valuation Period at an annual rate of 1.65%. A portion of this Asset Fee may also be used to reimburse us for distribution expenses. This fee is reflected in the Net Investment Factor used to determine the value of Accumulation Units and Annuity Units of the Contract.

ANNUAL               We reserve the right to impose a $30 Annual Administration
ADMINISTRATION FEE   Fee on each Contract Anniversary prior to the Maturity
                     Date any time the Contract Value is less than $10,000 as a result of a partial withdrawal. The Annual Administration
                     Fee will be withdrawn from each Investment Option in the same proportion that the value of the Investment Accounts of each Investment Option bears to the Contract Value. If the Contract Value is totally withdrawn on any date other than the Contract Anniversary, we will deduct the full amount of the $30 Annual Administration Fee from the amount paid.

TAXES We reserve the right to charge certain taxes against your Payments (either at the time of payment or liquidation), Contract Value, payment of Death Benefits or annuity payments, as appropriate. Such taxes may include any premium taxes or other taxes levied by any government entity which we, in our sole discretion, determine have resulted from the establishment or maintenance of the Variable Account, or from the receipt by us of Payments, or from the issuance of this Contract, or from the commencement or continuance of annuity payments under this Contract.



PART 12              LOAN PROVISION (CERTAIN QUALIFIED CONTRACTS ONLY)
--------------------------------------------------------------------------------


GENERAL This loan provision applies only to certain Qualified Contracts. All provisions and terms of a loan are included in the Qualified Plan Endorsement, if attached.




PART 13              PAYMENT OF CONTRACT BENEFITS
--------------------------------------------------------------------------------



GENERAL Benefits payable under this Contract may be applied in accordance with one or more of the Annuity Options described below, subject to any restrictions of Internal Revenue Code section 72(s).

ALTERNATE ANNUITY    Instead of settlement in accordance with the Annuity
OPTIONS              Options described below, you may choose an alternate form
                     of settlement acceptable to us.

DESCRIPTION OF       Option 1: Life Annuity
ANNUITY OPTIONS
                     (a)    Life Non-Refund. We will make payments during the
                            lifetime of the Annuitant. No payments are due after the death of the Annuitant.

                     (b) Life 10-Year Certain. We will make payments for 10 years and after that during the lifetime of the Annuitant. No payments are due after the death of the Annuitant or, if later, the end of the 10-year period certain.

                     Option 2: Joint and Survivor Life Annuity

VISION.002

                     The second Annuitant named shall be referred to as the Co-Annuitant.

                     (a) Joint and Survivor Non-Refund. We will make payments during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the last survivor of the Annuitant and Co-Annuitant.

                     (b) Joint and Survivor with 10-Year Certain. We will make payments for 10 years and after that during the joint lifetime of the Annuitant and Co-Annuitant. Payments will then continue during the remaining lifetime of the survivor. No payments are due after the death of the survivor of the Annuitant and Co-Annuitant or, if later, the end of the 10-year period certain.

ANNUITY PAYMENT      The annuity payment rates on the attached tables show, for
RATES                each $1,000 applied, the dollar amount of both (a) the
                     first monthly variable annuity payment based on the assumed interest rate of 3% and (b) the monthly fixed annuity payment, when this payment is based on the minimum guaranteed interest rate of 3% per year. The annuity payment rates for payments made on a less frequent basis
                     (quarterly, semiannual or annual) will be quoted by us upon request.

                     The annuity payment rates are based on interest at the rate of 3% per annum and the 1983 Table A projected at Scale G, assuming births in year 1942. The amount of each annuity payment will depend upon the sex and adjusted age of the Annuitant, the Co-Annuitant, if any, or other payee. The actual age is determined based on the actual age nearest birthday at the time the first monthly anunuity payment is due. The adjusted age is determined by adjusting the actual age in accordance with the following table:


                        Calendar Year of Birth          Adjustment to Actual Age
                        ----------------------          ------------------------

                             1899 - 1905                           +6
                             1906 - 1911                           +5
                             1912 - 1918                           +4
                             1919 - 1925                           +3
                             1926 - 1932                           +2
                             1933 - 1938                           +1
                             1939 - 1945                           +0
                             1946 - 1951                           -1
                             1952 - 1958                           -2
                             1959 - 1965                           -3
                             1966 - 1972                           -4
                             1973 - 1979                           -5
                             1980 - 1986                           -6
                             1987+                                 -7


                     The dollar amount of annuity payment for any age or combination of ages not shown following or for any other form of Annuity Option agreed to by us will be quoted on request.

VISION.002

                         AMOUNT OF FIRST MONTHLY PAYMENT

                           PER $1000 OF CONTRACT VALUE

                             OPTION 1: LIFE ANNUITY


Option 1(A):  Non-Refund                   Option 1(B): 10-Year Certain
---------------------------------          -----------------------------------
Adjusted Age                               Adjusted Age
of Annuitant     Male      Female          of Annuitant     Male        Female
---------------------------------          -----------------------------------

     55          4.23       3.83                55          4.19         3.82
     60          4.64       4.15                60          4.57         4.12
     65          5.20       4.57                65          5.05         4.51
     70          5.94       5.13                70          5.65         5.02
     75          6.91       5.91                75          6.35         5.67
     80          8.21       6.98                80          7.13         6.45
     85          9.94       8.47                85          7.90         7.29





                    OPTION 2: JOINT AND SURVIVOR LIFE ANNUITY

Option 2(A): Non-Refund

                                     Age of Co-Annuitant
-----------     ----------------------------------------------------------------
Adjusted
Age of Male     10 Years      5 Years       Same         5 Years        10 Years
Annuitant       Younger       Younger       Age           Older           Older
-----------     ----------------------------------------------------------------

55              3.24           3.38         3.53            3.69          3.83
60              3.40           3.58         3.78            3.98          4.16
65              3.61           3.85         4.10            4.36          4.61
70              3.88           4.19         4.53            4.88          5.20
75              4.23           4.64         5.10            5.57          6.00
80              4.70           5.26         5.88            6.51          7.06
85              5.34           6.09         6.94            7.76          8.43



Option 2(B): 10 Year Certain

                                      Age of Co-Annuitant
-----------     ----------------------------------------------------------------
Adjusted
Age of Male     10 Years       5 Years       Same         5 Years       10 Years
Annuitant       Younger        Younger       Age          Older         Older
-----------     ----------------------------------------------------------------

55              3.24           3.38          3.53         3.69          3.83
60              3.40           3.58          3.78         3.98          4.16
65              3.61           3.85          4.10         4.36          4.59
70              3.88           4.18          4.52         4.86          5.16
75              4.23           4.63          5.07         5.50          5.86
80              4.68           5.21          5.78         6.30          6.69
85              5.27           5.95          6.62         7.18          7.56
--------------------------------------------------------------------------------




Monthly installments for ages not shown will be furnished on request

VISION.002

                       This page intentionally left blank

--------------------------------------------------------------------------------

THE MANUFACTURERS LIFE INSURANCE                               [MANULIFE LOGO]
COMPANY OF NEW YORK                                          MANULIFE FINANCIAL

--------------------------------------------------------------------------------